EXHIBIT 12.1



                   CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                (Dollars in Millions)

                                                Year Ended December 31,
                                       --------------------------------------
                                       1995(1)   1994    1993  1992(2)   1991
                                       ------  ------  ------  ------  ------
Net Income before Cumulative Effect
  of Changes in Accounting Principles  $  930  $1,693  $1,265  $2,210  $1,293

Income Tax Expense                      1,094   1,322   1,389   1,508   1,302

Distributions (Less Than) Greater Than
  Equity in Earnings of Less Than
    50% Owned Affiliates                   (5)     (3)      6      (9)    (20)

Minority Interest                           0       3      (2)      2       2

Previously Capitalized Interest
  Charged to Earnings During Period        47      32      20      18      17

Interest and Debt Expense                 557     453     390     490     585

Interest Portion of Rentals(3)            148     156     169     152     153
                                       ------  ------  ------  ------  ------
EARNINGS BEFORE PROVISION FOR
  TAXES AND FIXED CHARGES              $2,771  $3,656  $3,237  $4,371  $3,332
                                       ======  ======  ======  ======  ======

Interest and Debt Expense              $  557  $  453  $  390  $  490  $  585

Interest Portion of Rentals(3)            148     156     169     152     153

Capitalized Interest                      141      80      60      46      30
                                       ------  ------  ------  ------  ------
TOTAL FIXED CHARGES                    $  846  $  689  $  619  $  688  $  768
                                       ======  ======  ======  ======  ======

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RATIO OF EARNINGS TO FIXED CHARGES       3.28    5.31    5.23    6.35    4.34
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(1) The information for 1995 reflects the company's adoption of the Financial
    Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2) The information for 1992 reflects the company's adoption of the Financial Accounting Standards Board Statements No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and No. 109, "Accounting for Income Taxes," effective January 1, 1992.

(3) Calculated as one-third of rentals.


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